UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2006

VALERO L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-16417	74-2956831
State or other jurisdiction	(Commission File Number)	(IRS Employer
Of incorporation		Identification No.)

One Valero Way
San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 345-2000

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[	] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[	] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 30, 2006, Support Terminals Operating Partnership, L.P. (“STOP”), a wholly owned subsidiary of Valero L.P. (the “Partnership”), closed on the sale of ST Australia Pty, Ltd. and Kaneb Terminals Limited (together, the “Companies”), both of which are wholly owned subsidiaries of STOP, to ANZ Terminals Pty Ltd. (“Buyer”). The purchase price for the Companies was $65 million plus net working capital in excess $1 million.

The Companies’ assets include eight terminals located in Australia and New Zealand with an aggregate storage capacity of 1.1 million barrels.

Edward D. Doherty, who was the Chief Executive Officer and Chairman of the Board of Kaneb Pipe Line Company LLC, the general partner of Kaneb Pipe Line Partners, L.P., is a Director of Buyer.

Item 8.01	Other Events.

On March 24, 2006, Valero Logistics Operations, L.P. (“Logistics”), a wholly owned subsidiary of the Partnership, purchased the shares of Valero Pipeline Corporation, a Michigan corporation (“VPC”), for aggregate consideration of $13,001,000, which was paid from borrowings under the Partnership’s existing revolving credit agreement. VPC owns a 23.77% interest in an approximately 57-mile pipeline system extending from Patoka, Illinois to Wood River, Illinois. Prior to its purchase by Logistics, VPC was a wholly owned subsidiary of Valero Energy Corporation, which controls Valero GP, LLC, the general partner of the Partnership’s general partner. The transaction was approved by the Conflicts Committee of Valero GP, LLC, the general partner of the general partner of the Partnership, on October 26, 2005.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.
99.1	Press Release dated March 30, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALERO L.P.

	By:	Riverwalk Logistics, L.P. its general partner

		By:	Valero GP, LLC its general partner

Date: March 30, 2006			By:	/s/ Amy L. Perry
			Name:	Amy L. Perry
			Title:	Assistant Secretary

EXHIBIT INDEX

Number	Exhibit
99.1	Press Release dated March 30, 2006.